Pope Resources Announces 18% Increase In Quarterly Distribution

POULSBO, Wash., May 15, 2014 /PRNewswire/ -- Pope Resources (NASDAQ: POPE) announced today a quarterly distribution of $0.65 per unit, effective for unitholders of record on May 27, 2014 and payable on June 10, 2014. This represents a $0.10, or 18%, increase from the prior quarterly distribution of $0.55 per unit. "We are pleased to announce this increase in our distribution payout, which reflects the gradual recovery in housing starts and the corresponding impact on our log markets," said David L. Nunes, President and CEO.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of Pope Resources' distributions to foreign investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Pope Resources' distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax result.

About Pope Resources

Pope Resources, a publicly traded limited partnership, and its subsidiaries Olympic Resource Management and Olympic Property Group, own or manage 204,000 acres of timberland and development property in Washington, Oregon, and California. We also manage, co-invest in, and consolidate three private equity timber funds, for which we earn management fees. These funds provide an efficient means of investing our own capital in Pacific Northwest timberland while earning fees from managing the funds for third-party investors. The company and its predecessor companies have owned and managed timberlands and development properties for over 160 years. Additional information on the company can be found at www.poperesources.com. The contents of our website are not incorporated into this release or into our filings with the Securities and Exchange Commission.

CONTACT: Tom Ringo, VP & CFO, 360.697.6626, Fax 360.697.1156